Exhibit 99.1

Exhibit 99.1
PRESS RELEASE

SENORX REPORTS CONTINUING REVENUE GROWTH AND STRONG GROSS MARGIN IN FIRST QUARTER 2010 ON STRENGTHENING INTERNATIONAL MARKET

IRVINE, Calif., May 5, 2010 -- SenoRx, Inc. (Nasdaq:SENO) today reported financial results for its first quarter ended March 31, 2010. Revenue for the quarter increased 4.3 percent to $13.4 million, compared with $12.9 million in the first quarter a year ago. Gross profit increased 4.1 percent to $9.4 million, or 70.2 percent of revenue, up from $9.1 million in the first quarter of 2009.  SenoRx reported a net loss for the first quarter of $1.1 million, or 6 cents per share, compared with a net loss of $928,000 or 5 cents per share in the first quarter of 2009.

In addition, as announced earlier today, SenoRx has entered into a definitive merger agreement to be acquired by C. R. Bard (NYSE:BCR) at a price of $11 per share, or approximately $213 million in the aggregate.  The SenoRx board of directors unanimously approved the agreement and will recommend that the Company’s shareholders approve the transaction.

John Buhler, SenoRx President and Chief Executive Officer, said “Our first quarter performance was encouraging on several fronts.  The strength of our international markets was a key factor in the strong growth of our EnCor placements for the quarter, which increased by a record 88 units, up from 38 system placements in the first quarter last year and sequentially up from the strong fourth quarter rate in 2009.  This brings the total installed base of EnCor systems worldwide to 1079.  Additionally, we were able to maintain our gross margin at over 70 percent, while increasing our investment in R&D and business development activities, as well as experiencing a higher percentage of capital equipment sales in our revenue mix.”

Stock-based compensation expense in the first quarter was $819,000, which included $229,000 due to accelerated vesting of options and restricted stock units related to the death during the quarter of SenoRx’s former Chairman and Chief Executive Officer, Lloyd H. Malchow.  This compares with $675,000 in the first quarter a year ago.  Also included in the quarterly results was $66,000 in attorney and associated costs related to the appeal process for patent litigation with Hologic, which compares with $264,000 patent litigation expense in the first quarter of 2009.  Excluding patent litigation expense and non-cash charges for stock-based compensation, SenoRx generated a non-GAAP pre-tax loss for the quarter of $190,000, compared with non-GAAP pre-tax income of $10,000 for the same period last year.

Increasing strength in SenoRx’s international markets drove strong growth in biopsy capital revenues, which increased 127 percent to $1.9 million, up from $825,000 in the first quarter a year ago, reflecting the strong EnCor placements during the period, while biopsy disposables increased 4.3 percent to $5.8 million compared with $5.5 million last year.  Diagnostic adjunct revenues declined 3.5 percent to $3.5 million compared with $3.6 million a year ago.  In the U.S., the biopsy business has been impacted by reduced procedural volume due to economic conditions, and specifically the loss of health insurance for many patients due to a difficult job market.

Therapeutic disposable revenues, which reflect sales of Contura MLB, currently sold primarily in the U.S., declined 20.8 percent in the first quarter to $2.3 million compared with $2.9 million a year ago.  “Sales of Contura, as well as the Accelerated Partial Breast Irradiation (APBI) market at large, have been impacted by the new guidelines issued by the American Society for Radiation Oncology (ASTRO) last fall,” said Buhler.  “The new guidelines raised the age recommendation for patient selection criteria, effectively limiting the pool of participants eligible for APBI treatment.   While we have seen strong reception for APBI utilizing our Contura MLB catheter by early adopters, the balance of the medical community is waiting for the interim five-year clinical study data, which will further validate the clinical efficacy of this technology and drive market expansion.  We believe that the interim report providing this clinical data will be issued later this year and will show that APBI achieves equal or better results than whole breast radiation when compared for purposes of recurrence rates and cosmetic outcomes.  We would expect that such data would provide support for reconsideration of the ASTRO guidelines to be harmonized with those of the American Society of Breast Surgeons (ASBS) or the American Brachytherapy Society (ABS), and we plan to lobby industry groups and work with others in the market segment to this end.”

Buhler continued, “As we indicated last quarter, we took steps during the first quarter to accelerate the flow of new products in our R&D pipeline.  This includes plans such as a next generation design of EnCor, featuring touch screen pc technology and other new and enhanced functional features, which we expect to introduce in the second half of 2010.”

“In addition to increasing investment in R&D, we are also investing in a variety of business development activities, such as our distribution infrastructure, which we believe will enhance growth in the second half of 2010 and beyond.  For example, in April, the company completed the transition of manufacturing of its EnCor probes to our current contract manufacturer inThailand, which we believe will contribute to continuing growth of our gross margin in the future.”

SenoRx finished the quarter in a solid financial position with cash and cash equivalents  of $17.2 million and minimal debt.  SenoRx continues to maintain a credit facility that allows it to borrow up to $10.0 million tied to growth in receivables and inventories, of which $7.1 million was available for advance as of March 31, 2010.

2010 Outlook

SenoRx management continues to anticipate revenue growth and gross margin improvement as the company moves to profitability in 2010, while continuing to generate strong cash flow.   As previously indicated, the company is making investments in R&D as well as in its distribution infrastructure to drive future growth.  The company expects continued EnCor system placement growth, including continued growth in international market penetration, and for the reasons discussed above, that  Contura MLB adoption in the U.S will reaccelerate later this year.   Additionally, SenoRx has begun to actively evaluate Contura MLB opportunities in select international markets.

At this time, SenoRx management continues to expect 2010 revenue to be in a range of $64 million to $67 million, but will reevaluate if necessary based on procedural volumes in the second quarter.  The company expects to be cash flow positive for the full year and to post net earnings of at least 14 cents per share.  SenoRx expects patent litigation expense of approximately $1.0 million to $1.5 million in 2010 related to the appeal filed by Hologic.

We also estimate that deferred compensation and equity-based compensation expense will range between $2.4 million and $2.8 million for 2010.  This range could be materially impacted based upon the number of options granted and fluctuations in the market price of our common stock.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, May 6, 2010.  The conference call can be accessed by calling 877-369-1866 (678-894-3966 for international callers) or via the company’s website. http://investor.senorx.com/events.cfm

Use of Non-GAAP Financial Measures

To supplement certain GAAP financial information, SenoRx has provided non-GAAP adjusted net income/loss information that excludes the impact of expenses for stock-based compensation and patent litigation expenses. SenoRx management believes that in order to properly understand SenoRx’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges. These result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, SenoRx management uses the adjusted net loss before certain charges  to evaluate the operational performance of the company and as a basis for strategic planning. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura® MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 2,000 breast diagnostic and treatment centers in the United States.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth, gross margin growth, outsourcing manufacturing, new product pipeline, and other opportunities, the  markets for SenoRx’s products, the ability to continue to innovate and execute, general economic conditions and their affect on our customers and product demand, actions taken by regulatory or industry organizations, SenoRx’s guidance for 2010, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx's actual results to differ materially from the statements contained herein. SenoRx's first quarter ended March 31, 2010 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx's business and its financial results are detailed in its most recent quarterly report on Form 10-K as filed with the Securities and Exchange Commission on March 16, 2010.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT:           SenoRx, Inc.
Lila Churney, Director of Investor Relations
949.362.4800 ext.132

SENORX, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$17,242,935	$18,297,413
Accounts receivable, net of allowance for doubtful accounts of $240,092 and $241,443, respectively	9,383,930	9,761,488
Inventory	5,970,736	6,315,988
Prepaid expenses and deposits	451,315	513,883
Total current assets	33,048,916	34,888,772
Property and equipment, net	1,111,882	1,100,691
Other assets, net of accumulated amortization of $269,270, and $327,548, respectively	1,355,700	1,247,049

TOTAL	$35,516,498	$37,236,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,417,856	$3,229,858
Accrued expenses, including accrued employee compensation of $1,356,628 and $1,872,096, respectively	3,211,600	3,585,090
Deferred revenue	565,398	566,839
Current portion of long-term debt	500,000	501,180
Total current liabilities	6,694,854	7,882,967
Long-term debt—less current portion	1,000,000	1,125,000
Deferred revenue—less current portion	311,127	272,027
Total liabilities	8,005,981	9,279,994
Stockholders’ Equity:
Common stock, $0.001 par value—100,000,000 shares authorized; 17,550,802 (2010) and 17,504,436 (2009) issued and outstanding	17,551	17,504
Additional paid-in capital	115,631,773	115,002,745
Accumulated deficit	(88,138,807)	(87,063,731)

Total stockholders’ equity	27,510,517	27,956,518

TOTAL	$35,516,498	$37,236,512

SENORX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net revenues	$13,427,847	$12,876,712
Cost of goods sold	4,002,019	3,818,809
Gross profit	9,425,828	9,057,903
Operating expenses:
Selling and marketing	6,146,741	6,261,447
Research and development	2,329,716	1,879,622
General and administrative	1,973,692	1,795,808
Total operating expenses	10,450,149	9,936,877
Loss from operations	(1,024,321)	(878,974)
Interest expense	54,407	57,446
Interest Income	(3,652)	(8,048)
Loss before provision for income taxes	(1,075,076)	(928,372)
Provision for income taxes	—	—
Net loss	$(1,075,076)	$(928,372)

Net loss per share	$(0.06)	$(0.05)

Weighted average shares outstanding-basic and diluted	17,504,257	17,329,469

REVENUE BY PRODUCT CLASS
(Unaudited)

	Three Months Ended March 31
	2010	2009
Biopsy disposable products	$5,767,186	$5,529,211
Biopsy capital equipment products	1,869,479	825,423
Diagnostic adjunct products	3,500,139	3,628,445
Therapeutic disposable products	2,291,043	2,893,633
Total	$13,427,847	$12,876,712

NON-GAAP PRE-TAX  INCOME (LOSS) RECONCILIATION
 (Unaudited)

	Three Months Ended March 31
	2010	2009
GAAP net income (loss)	$(1,075,076)	$(928,372)
Stock-based compensation	818,714	674,792
Patent litigation expenses	65,947	263,742
Non-GAAP pre-tax income (loss)	$(190,415)	$10,162